EXHIBIT 10.6
ASSUMPTION AGREEMENT
July 17, 2006
     Windstream Corporation, the surviving entity of the merger of Alltel Holding Corp. with and into Valor Communication Group, Inc., hereby acknowledges that it has succeeded to, and otherwise expressly assumes, all of the obligations of Alltel Holding Corp. (“AHC”) under the Credit Agreement dated as of the date hereof among AHC, as borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (the “Credit Agreement”) and each of the other Loan Documents to which AHC is a party. Terms used but not defined herein that are defined in the Credit Agreement shall as used herein have the respective meanings assigned thereto in such documents.
     This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

WINDSTREAM CORPORATION

By:	/s/ Robert G. Clancy, Jr.

Name: Robert G. Clancy, Jr.
Title: Senior Vice President — Treasurer